Exhibit 99.1

HUTTIG BUILDING PRODUCTS COMPLETES

SALE OF REMAINING ONE-STEP BRANCHES

St. Louis, MO, February 1, 2005 – Huttig Building Products, Inc. (NYSE: HBP), one of the nation’s largest distributors of both millwork and building materials for residential construction, repair and remodeling, today announced the closing of the previously announced sale of its four remaining one-step branches, in Tennessee and Alabama, for $10.3 million.

The Company will classify results of these branches for 2004 and the first quarter of 2005 as discontinued operations. It expects the sale to result in an after tax gain on discontinued operations of approximately $1.6 million, or $0.08 per diluted share.

Focusing on its core two-step distribution business, Huttig sold its mouldings manufacturer, American Pine Products, in August of 2004, and its one-step branches in three separate transactions in August and December of 2004 and in January of 2005. Also, in January 2005, the Company acquired Texas Wholesale Building Materials, a two-step distributor located in Dallas.

About Huttig

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Huttig’s products are distributed through 44 distribution centers serving 47 states and are sold primarily to building materials dealers, national buying groups, home centers and industrial users including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact: Thomas McHugh, CFO, Huttig, 314-216-2600 or tmchugh@huttig.com.